U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

American Capital, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into Material Definitive Agreements.

On October 22, 2009, American Capital, Ltd. (the "Company") entered into indemnification agreements (each, an "Indemnification Agreement" and collectively, the "Indemnification Agreements") with each member of its Board of Directors. As required by the Company's Certificate of Incorporation, the Indemnification Agreements are intended to provide the directors with the maximum protection available under Delaware law in connection with their services to the Company. The form of Indemnification Agreement is filed herewith as Exhibit 10.1.

The Indemnification Agreements provide, among other things, that subject to the procedures and conditions set forth therein, the Company will, to the fullest extent permitted by Delaware law, indemnify an indemnitee against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee or on indemnitee's behalf if, by reason of such indemnitee's status as a director or officer of the Company, such indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The Indemnification Agreements also provide for the advancement of expenses incurred by an indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Indemnification Agreements.

The description of the Indemnification Agreements set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the form of Indemnification Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description
10.1	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: October 28, 2009	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary